EXHIBIT 23

               We consent to the incorporation by reference in the registration statements of Churchill Downs Incorporated on Forms S-8 (File No. 33-85012 and File No. 33-61111) of our report, dated March 7, 1998, except for Note 13, as to which the date is March 28, 1998, on our audits of the consolidated financial statements and financial statement schedule of Churchill Downs Incorporated as of December 31, 1997, 1996 and 1995 and for each of the three years then ended which report is included in this Annual Report on Form 10-K.





/s/Coopers & Lybrand L.L.P.
---------------------------
Coopers & Lybrand L.L.P.

Louisville, Kentucky
March 28, 1998






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